Exhibit 99.1

AzurRx BioPharma Appoints President and CEO James Sapirstein as New Chairman of the Board of Directors

Former Chairman Edward J. Borkowski to continue as the lead independent director on the board

DELRAY BEACH, FL., February 24, 2021 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ: AZRX), (“AzurRx” or the “Company”), a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, announced today the appointment of James Sapirstein, President and CEO, as chairman of the company’s board of directors, effective immediately. Mr. Sapirstein succeeds Mr. Edward J. Borkowski, who joined the AzurRx board in May 2015 and has served as chairman since April 2016. Mr. Borkowski will remain as lead independent director of the board of directors.

“AzurRx is on the verge of several important inflection points, and I am pleased to take on additional responsibilities at this exciting stage in the company's evolution,” said Mr. Sapirstein. “I look forward to working with Ed and the other Board members to propel a business and clinical strategy that, I believe, has the potential to transform AzurRx and generate substantial value for the company and our shareholders.  I look forward to advancing the clinical programs for our lead investigational candidate, MS1819, and our novel niclosamide therapies to rapidly deliver safe and efficacious product candidates to patients who need them the most.”

Mr. Sapirstein added, “On behalf of the Board, I want to express my appreciation to Ed for his years of service to AzurRx. Under his dedicated stewardship, AzurRx has advanced its mission to develop world-class medicines that address serious disease-related GI complications. I am grateful for all that Ed has contributed to AzurRx and look forward to his ongoing input as a member of the Board and our lead independent director.”

“Having served on AzurRx’s Board since 2015, I am committed to ensuring a prosperous future for the company,” stated Mr. Borkowski. “Under James’ leadership, AzurRx has strategically expanded its existing pipeline to pursue new opportunities in the treatment of gastrointestinal conditions. The recent licensing agreement with First Wave Bio represents an exciting new chapter in the company’s growth with the potential to generate both near-term and long-range returns for AzurRx shareholders. James has been instrumental in implementing this strategy, and he is ideally suited to lead the company as both Chairman and CEO as we seek to maximize the full potential of AzurRx’s pipeline and advance our clinical development programs.”

About James Sapirstein

James Sapirstein was named President and Chief Executive Officer of AzurRx Therapeutics in October 2019 Mr. Sapirstein arrived at AzurRx from ContraVir Pharmaceuticals, Inc. (now known as Hepion Pharmaceuticals, Inc.), where he served as chief executive officer and board member. His career in the pharmaceutical industry has spanned nearly 37 years with extensive expertise in drug development and commercialization. Mr. Sapirstein has participated in 23 product launches, including six global launches that he led, and headed numerous business development transactions. Prior to ContraVir, Mr. Sapirstein served as CEO of Alliqua Therapeutics, as the founding CEO of Tobira Therapeutics, and as Executive Vice President, Metabolic and Endocrinology for Serono Laboratories. Mr. Sapirstein has also held senior level positions at Gilead, Bristol Myers Squibb and Hoffmann-LaRoche. Mr. Sapirstein currently sits on the boards of Marizyme, Leading Biosciences and Enochian Biosciences. He also sits on the board on the Biotechnology Innovation Organization’s (BIO) Emerging Companies Board and serves as Chairman Emeritus of BioNJ. Mr. Sapirstein earned a B.S. in Pharmacy from Rutgers University and received an MBA in Management from Fairleigh Dickinson University.

About AzurRx BioPharma, Inc.
AzurRx BioPharma, Inc. (NASDAQ: AZRX) is a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company has a pipeline of three gut-restricted GI assets. The lead therapeutic candidate is MS1819, a recombinant lipase for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis, currently in two Phase 2 clinical trials.  AzurRx is launching two clinical programs using proprietary formulations of niclosamide, a pro-inflammatory pathway inhibitor, FW-420, for grade 1 Immune Checkpoint Inhibitor Colitis and diarrhea in oncology patients and FW-1022, for COVID-19 gastrointestinal infections. The Company is headquartered in Delray Beach, Florida with clinical operations in Hayward, California. For more information, visit www.azurrx.com.

Forward-Looking Statement
This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; and the impact of the coronavirus (COVID-19) pandemic on the Company’s operations and current and planned clinical trials, including potential delays in clinical trial recruitment and participation. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445
Phone: (646) 699-7855
info@azurrx.com

Media contact:

Tiberend Strategic Advisors, Inc.
Johanna Bennett/Ingrid Mezo
(212) 375-2665/(646) 604-5150
jbennett@tiberend.com/imezo@tiberend.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
1 International Place, Suite 1480
Boston, MA 02110
Phone: (617) 430-7578
hans@lifesciadvisors.com